EXHIBIT 12



                        NUI CORPORATION AND SUBSIDIARIES
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                    (000's)


                                   Year Ended September 30,
                                  1997    1996      1995    1994     1993

    Income from continuing
      operations before
      income taxes              $30,172  $23,044   $8,664  $12,883  $20,837

    Less-Adjustment related
     to equity investments      (1,334)      --        --      --       --


    Add:

      Interest element of
      rentals charged to
      income (a)                 3,299    2,930     3,220   3,173    3,156
      Interest expense          21,374   19,808    20,032  16,443   14,966
                                ------   ------    ------  ------   ------
        Earnings as defined    $53,511  $45,782   $31,896 $32,449  $38,959
                                ======   ======    ======  ======   ======

    Interest expense            21,374   19,808    19,814  16,323   14,844
    Capitalized interest           186      150       218     120      122
    Interest element of
    rentals charged to
    income (a)                   3,299    2,930     3,220   3,173    3,156
                                ------   ------    ------  ------   ------

         Fixed charges as
           defined             $24,859  $22,888   $23,252 $19,616  $18,122
                                ======   ======    ======  ======   ======

    CONSOLIDATED RATIO OF
    EARNINGS TO FIXED
    CHARGES                       2.15     2.00      1.37    1.66     2.15
                                ------   ------    ------  ------   ------

     (a)Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.